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                                                                     EXHIBIT 4.7



__________, 1998


[Name of Executive Investor]
[Address]


Dear ___________________:

         Focal Communications Corporation, a Delaware corporation (the "Company"), hereby issues to you, in consideration for the conversion of 500 shares of Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common") held by you pursuant to those certain amendments (the "Amendments") to the three separate Vesting Agreements dated as of November 27, 1996 by and among the Company, Madison Dearborn Capital Partners, L.P., Frontenac VI, L.P. and Battery Ventures III, L.P. (collectively, the Institutional Investors), Brian F. Addy, John R. Barnicle, Joseph Beatty, Robert
C. Taylor, Jr. [REMOVE NAME OF APPLICABLE EXECUTIVE INVESTOR] and you (collectively, the "Executive Investors"), as of the Effective Time (as defined below) and subject to the terms and conditions hereinafter set forth, a number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") equivalent to 500 shares of the Class C Common held by you subject to the above-referenced Vesting Agreements (the "Restricted Stock"). This letter agreement (the "Restricted Stock Agreement") shall evidence such issuance.

          1.   DEFINITIONS:

               (a) "Change in Control" shall mean the occurrence of any of the following events:

                    (i) The Company is merged or consolidated or reorganized with or into another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Directors immediately prior to such transaction;

                    (ii) or transfer; The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately
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                          after such sale or transfer is held in the aggregate
                          by the holders of Common Stock immediately prior to such sale

                    (iii) There is a report filed on Schedule 13D or Schedule
                          14D-1 (or any successor schedule, form or report), as promulgated in each case pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 promulgated under the Exchange Act or any successor rule or regulation promulgated thereunder) of securities representing 50% or more of the Voting Power; or

                    (iv) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors and any new Directors whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute a majority of the Directors.

                    Notwithstanding the provisions of subparagraph (iii) above, a "Change in Control" shall not be deemed to have occurred for the purposes of this Agreement (i) solely because MDCP either files or becomes obligated to file a report on
                    Schedule 13D (or any successor schedule or report), as promulgated pursuant to the Exchange Act, disclosing beneficial ownership by it of securities representing 50% or more of the Voting Power, (ii) solely because the Company or any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
                    Schedule 14A (or any successor schedule, form or report or item therein), as promulgated in each case pursuant to the Exchange Act, disclosing beneficial ownership by it of securities representing 50% or more of the Voting Power or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (iii) solely because of a change in control of any subsidiary (as the term "subsidiary" is defined in Section 424(f) of the Code) of the Company.

                (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

                (c) "Director" shall mean a member of the Board of Directors of the Company.

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               (d)  "Disability" shall mean your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period anticipated to last at least 6 months, as determined by the Board of Directors of the Company in its good faith discretion.

               (e) "Effective Time" shall mean the earlier to occur of (i) the date immediately prior to the consummation by the Company of an Initial Public Offering, (ii) September 30, 1998, or
                    (iii) the date upon which a Qualified Sale of the Company is consummated.

               (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

               (g) "Initial Public Offering" shall mean the initial underwritten offering of equity securities of the Company to the general public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, provided that neither of the following shall constitute an Initial Public Offering: (i) any issuance of Common Stock as consideration or financing for a merger or acquisition or
                    (ii) any issuance of Common Stock, or rights to acquire Common Stock, to employees of the Company as part of an incentive or compensation plan.

               (h) "MDCP" shall mean Madison Dearborn Capital Partners, L.P., a Delaware limited partnership.

               (i) "Qualified Sale of the Company" shall mean a sale or transfer of all or substantially all of the outstanding stock or assets of the Company and its subsidiaries, including by way of merger or consolidation, where more than 50% of the consideration for such stock or assets in such sale or transfer consists of cash and/or publicly traded securities; provided, that a Qualified Sale of the Company
                                --------
                    shall not include a recapitalization, merger or other reorganization in which the persons holding a majority of the Company's outstanding equity (by vote or value) prior to such transaction hold a majority of the equity (by vote or value) immediately after such transaction.

               (j) "Securities Act" shall mean the Securities Act of 1933, as amended, and any successor statute.

               (k) "Successor Entity" shall mean a successor to the Company by merger, consolidation or other business combination or a purchaser of all or substantially all of the Company's assets or a majority of the Company's outstanding voting securities, as the case may be.

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               (l)  "Voting Power" shall mean, at any time, the votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

          2.   Effective Time:  This Agreement shall take effect as of the
               --------------
Effective Time.

          3.   Cost of Restricted Stock.  This grant of Restricted Stock is made
               ------------------------
in consideration of your execution of the Amendments and forfeiture and conversion of the shares of Class C Common previously held by you pursuant to
Section 6A of the Amendments.

          4.   Delivery of Restricted Stock:  The Restricted Stock shall be
               ----------------------------
issued to you as a matter of record as of the Effective Time but shall not be delivered to you until certain specified conditions, set forth below, are met.

          5.   Dividend Rights:  You shall have full dividend rights with
               ---------------
respect to each share of Restricted Stock, beginning with the Effective Time, and shall retain such rights so long as such shares of Restricted Stock are not forfeited by you prior to vesting or disposed of by you after vesting.

          6.   Voting Rights:  You shall have full voting rights with respect
               -------------
to each share of Restricted Stock, beginning with the Effective Time, and shall retain such rights so long as such shares of Restricted Stock are not forfeited by you prior to vesting or disposed of by you after vesting.

          7.   Vesting:  Twenty percent (20%) of the shares of Restricted Stock
               -------
shall be deemed earned as of the Effective Time and shall vest and be delivered to you free of any restriction imposed hereunder as of the Effective Time, and on the date of each subsequent anniversary of the Effective Time (each a "Vesting Date"), the remaining percentages of the shares of Restricted Stock set forth below shall vest and be delivered to you free of any restriction imposed hereunder:

               First anniversary of the Effective Time:         10%
               Second anniversary of the Effective Time:        15%
               Third anniversary of the Effective Time:         20%
               Fourth anniversary of the Effective Time:        35%

Notwithstanding the foregoing and except as provided in Section 9 below, such shares shall vest and be delivered only if you have remained an employee of the Company for the entire period from the Effective Time to the relevant Vesting Date. If you cease to be an employee of the Company at any time, then at such time all shares of Restricted Stock not yet vested shall be forfeited (except as provided in Section 9 below).

          8.   Non-transferability:  No share of Restricted Stock shall be sold,
               -------------------
exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by you prior to vesting. Any purported transfer or encumbrance in violation of the provisions of this Section 8 shall be void, and

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the other party to any such purported transfer shall not obtain any rights to or interest in such Restricted Stock.

          9.   Accelerated Vesting:
               -------------------

          (a)  Death or Disability:  On the date of your death or Disability
               -------------------
while serving as an employee of the Company, all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you or your estate.

          (b)  Change in Control:  On the date of a Change in Control occurring
               -----------------
during your service as an employee of the Company, all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you.

          10.  Adjustment Upon Changes in Capitalization: If, by reason of a
               -----------------------------------------
stock dividend, stock split, combination of shares, recapitalization, spinoff, split-up, merger, consolidation or otherwise, the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or class of shares of common stock or other securities of the Company or securities of another corporation, then there shall be substituted for each share of Restricted Stock the number and type of securities into which each outstanding share of Common Stock shall be changed or for which each such share of Common Stock shall be exchanged.

          11.  Right to Continued Service:  Nothing in this agreement shall
               --------------------------
confer upon you any right to continue in the service of the Company as an employee or interfere with the right of the Company to terminate your services as an employee at any time.

          12.  Relation to Other Benefits:  Any economic or other benefit to you
               --------------------------
under this Restricted Stock Agreement shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering directors of the Company.

          13.  Notices:  Any notice to the Company provided for herein shall be
               -------
in writing to the Company, marked Attention: Secretary at Focal Communications Corporation, 200 North LaSalle Street, Suite 800, Chicago, Illinois 60601, and any notice to any of the Institutional Investors or to you shall be addressed to the Institutional Investors or to you at the address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.

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          14.  Amendments:  Any amendment to this Agreement must be in a writing signed by the parties hereto .

          15.  Successors and Assigns:  Without limiting Section 8 hereof, the
               ----------------------
provisions of this Restricted Stock Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

          16.  Severability:  In the event that one or more of the provisions of
               ------------
this Restricted Stock Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

          17.  Governing Law:  The interpretation, performance, and enforcement
               -------------
of this Restricted Stock Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.


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Very truly yours,

FOCAL COMMUNICATIONS CORPORATION



By: ________________________________________
Name:_______________________________________
Title:______________________________________



Agreed to and accepted:


____________________________________________
         (Name of Executive Investor)

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